Exhibit 99.2

Investor Relations Update
April 26, 2019
General Overview

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Fleet - On March 13, 2019, the Federal Aviation Administration (FAA) grounded all U.S.-registered Boeing 737 MAX aircraft. The American fleet currently includes 24 Boeing 737 MAX 8 aircraft with an additional 76 aircraft on order.
The company has removed all 737 MAX flying from its flight schedule, resulting in the cancellation of approximately 115 flights per day. These flights represent approximately 2% of the company’s daily summer capacity. In total, the company presently expects the 737 MAX cancellations, which are assumed to extend through August 19, to impact its 2019 pre-tax earnings by approximately $350 million.

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Capacity - The company now expects its 2019 full year capacity to be up approximately 2.5 percent (gauge up approximately 1.0 percent, departures up approximately 3.5 percent and stage length down approximately 2.0 percent) year-over-year. This reduction from previous guidance is due to the reduction in flying as a result of the grounding of the company’s 737 MAX 8 aircraft. For the second quarter, the company expects system capacity to be up approximately 0.7 percent year-over-year.

●	Revenue - The company expects its second quarter total revenue per available seat mile (TRASM) to be up approximately 1.0 to 3.0 percent year-over-year.

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CASM - The company now expects its 2019 full year consolidated CASM excluding fuel, special items and new labor agreements to be between 2.0 and 3.0 percent year-over-year. The increase from previous guidance is due to the capacity reduction associated with the grounding of the company’s 737 MAX fleet. Consolidated CASM in the second quarter[1] is expected to be up approximately 4.5 percent year-over-year driven by the reduction in ASMs referenced above. CASM growth is expected to decelerate to approximately 3.0 percent in the third quarter and further decline to approximately 0.5 percent in the fourth quarter of 2019.

The company continues to expect its 2020 CASM excluding fuel, special items and new labor agreements to be up between 1.0 and 2.0 percent year-over-year.

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Fuel - Based on the April 18, 2019 forward curve, the company expects to pay an average of between $2.14 and $2.19 per gallon of consolidated jet fuel (including taxes) in the second quarter. Forecasted volume and fuel prices for the remainder of the year are provided on the following page.

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Liquidity - As of March 31, 2019, the company had approximately $7.2 billion in total available liquidity, comprised of unrestricted cash and investments of $4.4 billion and $2.8 billion in undrawn revolver capacity. The company also had a restricted cash position of $156 million.

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Capital Expenditures - Due to the late delivery of five A321neo aircraft that will now be received in 2020, the company now expects $4.4 billion in capex in 2019, including $2.7 billion in aircraft and $1.7 billion in non-aircraft capex. In 2020, the company expects total capex to decline by $800 million year-over-year with aircraft capex spend of $1.9 billion and non-aircraft capex spend of $1.7 billion. For 2021, total capex is expected to fall by a further $1.4 billion year-over-year. Aircraft capex spend is expected to be $1.0 billion and non-aircraft capex is expected to be $1.2 billion.

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Taxes - As of December 31, 2018, the company had approximately $10.2 billion of federal net operating losses (NOLs) and $3.2 billion of state NOLs, substantially all of which are expected to be available in 2019 to reduce future federal and state taxable income. The company expects to recognize a provision for income taxes in 2019 at an effective rate of approximately 24 percent, which will be substantially non-cash.

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Pre-tax Margin and EPS - Based on the assumptions outlined above, the company presently expects its second quarter pre-tax margin excluding special items to be approximately 7.0 to 9.0 percent[1]. Due to the impact of the grounding of the company’s 737 MAX fleet and the increase in fuel expense from previous guidance, the company now expects to report full year 2019 earnings per diluted share excluding special items of between $4.00 and $6.00[1] down from its previous guidance of $5.50 to $7.50.

Notes:

1.	The company is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Financial Update
April 26, 2019
Financial Comments

	1Q19	2Q19E	3Q19E	4Q19E	FY19E2
Consolidated Guidance[1]
Available Seat Miles (ASMs) (bil)	66.7	~73.4	~76.7	~72.1	~288.9
Cargo Revenues ($ mil)[3]	218	~255	~270	~270	~1,013
Other Revenues ($ mil)[3]	708	~730	~715	~700	~2,853
Average Fuel Price (incl. taxes) ($/gal) (as of 4/18/2019)	2.04	2.14 to 2.19	2.19 to 2.24	2.17 to 2.22	2.13 to 2.18
Fuel Gallons Consumed (mil)	1,053	~1,154	~1,209	~1,124	~4,539
CASM ex fuel and special items (guidance is YOY % change)[4]	11.88	+3.5% to +5.5%	+2% to +4%	-0.5% to +1.5%	+2% to +3%
Interest Income ($ mil)	(33)	~(38)	~(36)	~(32)	~(139)
Interest Expense ($ mil)	271	~270	~269	~253	~1,063
Other Non-Operating (Income)/Expense ($ mil)[5]	(39)	~(46)	~(45)	~(44)	~(174)

CAPEX Guidance ($ mil) Inflow/(Outflow)
Non-Aircraft CAPEX	(528)	~(391)	~(391)	~(391)	~(1,700)

Gross Aircraft CAPEX & net PDPs	(777)	~(769)	~(567)	~(620)	~(2,734)
Assumed Aircraft Financing	752	~734	~564	~515	~2,565
Net Aircraft CAPEX & PDPs[2]	(26)	~(35)	~(4)	~(105)	~(169)

Notes:

1.
Includes guidance on certain non-GAAP measures, which exclude special items. The company is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time. Please see the GAAP to non-GAAP reconciliation at the end of this document.

2.	Numbers may not recalculate due to rounding.
3.	Cargo/Other revenue includes cargo revenue, loyalty program revenue, and contract services.
4.	CASM ex fuel and special items is a non-GAAP financial measure.
5.
Other Non-Operating (Income)/Expense primarily includes non-service related pension and retiree medical benefit income/costs, gains and losses from foreign currency, and income/loss from the company’s approximate 25% ownership interest in Republic Airways Holdings Inc.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Fleet Update
April 26, 2019
Fleet Comments

•
In 2019, the company expects to take delivery of 41 mainline aircraft comprised of 12 A321neo aircraft, 20 B738 MAX aircraft, 2 B789 aircraft and 7 used A319 aircraft. The company also expects to retire 55 mainline aircraft, including 10 B757 aircraft, 9 B763 aircraft, 6 E190 aircraft and 30 MD80 aircraft.

•
In 2019, the company expects to increase the regional fleet count by a net of 12 aircraft, resulting from the addition of 2 CRJ700 aircraft, 11 CRJ900 aircraft and 20 E175 aircraft, as well as the reduction of 14 CRJ200, 2 CRJ900 aircraft and 5 ERJ140 aircraft.

	Active Mainline Year Ending Fleet Count					Active Regional Year Ending Fleet Count[1]
	2018A	2019E	2020E	2021E		2018A	2019E	2020E	2021E
A319	126	133	133	133	CRJ200	35	21	21	21
A320	48	48	48	44	CRJ700	119	121	121	121
A321	219	219	219	219	CRJ900	118	127	131	131
A321neo	—	12	32	50	E175	154	174	189	189
A332	15	15	15	15	ERJ140	51	46	34	34
A333	9	9	9	9	ERJ145	118	118	118	118
B738	304	304	299	276		595	607	614	614
B738 MAX	20	40	50	60
B757	34	24	24	24
B763	24	15	6	—
B772	47	47	47	47
B773	20	20	20	20
B788	20	20	32	42
B789	20	22	22	22
E190	20	14	—	—
MD80	30	—	—	—
	956	942	956	961

Notes:

1.	At the end of the first quarter of 2019, the company had 8 ERJ140 regional aircraft in temporary storage, which are not included in the active regional ending fleet count.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Shares Outstanding
April 26, 2019
Shares Outstanding Comments

•	The estimated weighted average shares outstanding for 2019 are listed below.

•
On April 25, 2018, the company’s Board authorized a new $2.0 billion share repurchase program to expire by the end of 2020, of which $1.1 billion remained available for use as of March 31, 2019. This brings the total amount authorized for share repurchase programs to $13.0 billion since the merger. All previous repurchase programs had been fully expended as of March 31, 2018.

•
In the first quarter of 2019, the company repurchased 16.7 million shares at a cost of $600 million. Including share repurchases, shares withheld to cover taxes associated with employee equity awards and share distributions, and the cash extinguishment of convertible debt, the company’s share count has dropped 41 percent from 756.1 million shares at merger close to 444 million shares outstanding on March 31, 2019.

2019 Shares Outstanding (shares mil)[1]
	Shares
For Q2	Basic	Diluted
Earnings	445	446
Net loss	445	445

	Shares
For Q3-Q4 Average	Basic	Diluted
Earnings	445	446
Net loss	445	445

	Shares
For FY 2019 Average	Basic	Diluted
Earnings	447	448
Net loss	447	447

Notes:

1.
Shares outstanding are based upon several estimates and assumptions, including average per share stock price and stock award activity and does not assume any future share repurchases. The number of shares in actual calculations of earnings per share will likely be different from those set forth above.

Please refer to the footnotes and the forward looking statements page of this document for additional information

GAAP to Non-GAAP Reconciliation
April 26, 2019
The company sometimes uses financial measures that are derived from the consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The table below presents the reconciliation of total operating costs (GAAP measure) to total operating costs excluding special items and fuel (non-GAAP measure). Management uses total operating costs excluding special items and fuel to evaluate the company's current operating performance and for period-to-period comparisons. The price of fuel, over which the company has no control, impacts the comparability of period-to-period financial performance. Additionally, special items may vary from period-to-period in nature and amount. These adjustments to exclude aircraft fuel and special items allow management an additional tool to understand and analyze the company’s non-fuel costs and core operating performance. Additionally, the table below presents the reconciliation of other non-operating expense (GAAP measure) to other non-operating expense excluding special items (non-GAAP measure). Management uses this non-GAAP financial measure to evaluate the company’s current performance and to allow for period-to-period comparisons. As special items may vary from period-to-period in nature and amount, the adjustment to exclude special items allows management an additional tool to understand the company’s core operating performance.

	American Airlines Group Inc. GAAP to Non-GAAP Reconciliation ($ mil except ASM and CASM data)
	1Q19	2Q19 Range		3Q19 Range		4Q19 Range		FY19 Range
	Actual	Low	High	Low	High	Low	High	Low	High
Consolidated[1]
Consolidated operating expenses	$10,209	$10,697	$10,914	$10,941	$11,164	$10,560	$10,779	$42,435	$42,929
Less fuel expense	2,149	2,470	2,527	2,648	2,708	2,439	2,495	9,705	9,880
Less special items	138	—	—	—	—	—	—	138	138
Consolidated operating expense excluding fuel and special items	7,922	8,227	8,386	8,293	8,455	8,121	8,284	32,591	32,911

Consolidated CASM (cts)	15.31	14.57	14.87	14.26	14.55	14.65	14.95	14.69	14.86

Consolidated CASM excluding fuel and special items (Non-GAAP) (cts)	11.88	11.21	11.43	10.81	11.02	11.26	11.49	11.28	11.39
YOY (%)	2.7%	3.5%	5.5%	2.0%	4.0%	-0.5%	1.5%	2.0%	3.0%

Consolidated ASMs (bil)	66.7	73.4	73.4	76.7	76.7	72.1	72.1	288.9	288.9

Other non-operating (income)/expense[1]
Other non-operating (income)/expense	$(108)	$(46)	$(46)	$(45)	$(45)	$(44)	$(44)	$(243)	$(243)
Less special items	(69)	—	—	—	—	—	—	(69)	(69)
Other non-operating (income)/expense excluding special items	(39)	(46)	(46)	(45)	(45)	(44)	(44)	(174)	(174)

Notes:	Amounts may not recalculate due to rounding.
1.
Certain of the guidance provided excludes special items. The company is unable to fully reconcile such forward-looking guidance to the corresponding GAAP measure because the full nature and amount of the special items cannot be determined at this time. Special items for this period may include, among others, merger integration expenses and fleet restructuring expenses.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Forward Looking Statements
April 26, 2019
Cautionary Statement Regarding Forward-Looking Statements
This document includes forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, the company’s plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are based on the company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors) and other risks and uncertainties listed from time to time in the company’s other filings with the Securities and Exchange Commission. There may be other factors of which the company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.

Please refer to the footnotes and the forward looking statements page of this document for additional information